Exhibit 99.1

Contacts:	Basil Maglaris (media)	Christopher Jakubik, CFA (investors)
	847-646-4538	847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS GROUP REPORTS THIRD QUARTER 2013 RESULTS

•	Q3 Net Revenues were 4.2% lower and Organic Net Revenues[1] were down 4.1% primarily due to comparisons with higher, spin-off related shipments in the prior year

•	Q3 EPS of $0.83 included an $0.18 gain from market-based impacts to post-employment benefit plans and a negative $0.05 impact from changes in unrealized gains/losses from hedging activities

•	2013 EPS guidance increased to approximately $3.58 from approximately $3.40 due to market-based impacts to post-employment benefit plans

NORTHFIELD, Ill. – Oct. 30, 2013 – Kraft Foods Group, Inc. (NASDAQ: KRFT) today reported third quarter results that reflected significant cost savings that outpaced brand-building reinvestments, as well as a negative impact from comparisons with unusually high product shipments in the prior year period. Last year, the company shipped safety stock to retailers ahead of a systems changeover as part of the spin-off from Mondelēz International.

“The unusual nature of last year’s Q3 results obscures our steady progress in remaking the best brand portfolio in the food and beverage industry,” said Kraft CEO Tony Vernon. “There’s no question it’s a difficult environment for our consumers and customers. We remain confident that our disciplined approach to growing our brands and driving cost savings will enable us to continue delivering the consistent returns our shareholders expect.”

Q3 FINANCIAL SUMMARY

Net revenues declined 4.2 percent to $4.4 billion.

•	Organic Net Revenues declined 4.1 percent from lower volume/mix of 3.1 percentage points and 1.0 percentage point due to lower pricing.

[1]	Organic Net Revenues is a non-GAAP financial measure. Please see the discussion of non-GAAP financial measures and the reconciliation to GAAP at the end of this press release.

•

The decline in volume/mix reflected a negative impact of approximately 3 percentage points from comparisons with shipments of safety stock to customers ahead of last year’s spin-off from Mondelēz International, an approximately 1 percentage point reduction from product line pruning, and base business gains of approximately 1 percentage point.

Operating income increased 14.9 percent to $870 million.

•

Operating income included a $175 million benefit from market-based impacts to post-employment benefit plans driven by higher discount rates and higher asset returns. Implementation of a voluntary early retirement program in early 2013 triggered a third quarter remeasurement of select pension plans.

•

Excluding the market-based impacts to post-employment benefit plans, gains from overhead cost reductions and productivity were offset by unfavorable pricing net of commodity costs, lower volumes, an unfavorable year-over-year change in unrealized gains/losses from hedging activities and higher marketing investments versus the prior year.

Earnings per share were $0.83, an increase of $0.04 or 5.1 percent versus the prior year.

•	EPS in this quarter included an $0.18 benefit from market-based impacts to post-employment benefit plans.

•

Excluding this benefit, EPS was lower than the prior year due to a $0.05 unfavorable year-over-year change in unrealized gains/losses from hedging activities, lower volumes, a higher year-over-year tax rate and higher interest expense.

Free Cash Flow2 was $745 million year-to-date.

•	Free Cash Flow generation reflected the negative impact of more than $600 million in pension plan contributions, partially offset by improved management of working capital.

HIGHLIGHTS BY REPORTING SEGMENT

Beverages:

•	Revenues declined due to lower prices from higher levels of merchandising activity for Capri Sun and Kool-Aid Jammers as well as the pass-through of lower green coffee costs versus the prior year.

[2]	Free Cash Flow is a non-GAAP financial measure. Please see the discussion of non-GAAP financial measures and the reconciliation to GAAP at the end of this press release.

•

Improved product mix from on-demand coffee, liquid water enhancer innovations and Gevalia premium coffee more than offset a negative volume impact from comparisons with spin-off related shipments in the prior year period.

•

Operating income declined due to unfavorable pricing net of commodity costs, unfavorable volume/mix versus the prior year and higher investments in marketing. These factors more than offset benefits from overhead savings and lower Restructuring Program[3] costs.

Cheese:

•

Revenue performance reflected higher prices and steady growth in Kraft natural cheeses and Velveeta slices that more than offset the negative volume impact from comparisons with spin-off related shipments in the prior year period.

•

Operating income increased due to the timing of advertising expenditures versus the prior year, overhead cost savings and productivity gains. These gains more than offset a negative impact from pricing net of commodity costs versus a strong prior year period.

Refrigerated Meals:

•

Continued revenue gains from Lunchables innovation, Oscar Mayer bacon and hot dog growth, as well as increased pricing to cover commodity costs were more than offset by the negative impact from comparisons with spin-off related shipments in the prior year period.

•	Operating income declined due to a negative impact from pricing net of commodity costs versus the prior year and higher investments in marketing.

Meals & Desserts:

•

Revenues declined due to a negative volume impact from comparisons with spin-off related shipments in the prior year period. Excluding this factor, ongoing growth of Velveeta dinners was largely offset by softness in JELL-O desserts.

•	Operating income declined due to lower volumes. Significant marketing investments to rebuild brand equity were largely offset by overhead cost savings.

Enhancers & Snack Nuts:

•

Revenues declined significantly due to volume weakness in salad dressings and mayonnaise as well as lower prices driven by lower nut costs versus the prior year. These factors more than offset solid volume growth and improved product mix from Planters snack nuts.

•

Operating income was flat as overhead cost savings, productivity gains and improved product mix offset unfavorable pricing net of commodity costs, lower volumes and higher marketing investments versus the prior year.

[3]	As previously disclosed, on Oct. 29, 2012, Kraft’s Board of Directors approved a $650 million restructuring, related implementation and spin-off transition program (“Restructuring Program”) reflecting primarily severance, asset disposals, other manufacturing-related one-time costs and professional service fees within its finance, legal and information systems functions.

Canada:

•

Revenues declined from the combination of a negative volume impact of approximately 4 percentage points from comparisons with spin-off related shipments in the prior year period and lower prices on Kraft peanut butter. This more than offset strong double-digit growth in Tassimo coffee and volume gains in Kraft peanut butter.

•	Strong operating income growth primarily reflected the benefit of cost savings initiatives.

Other Businesses:

•	Revenues declined predominantly due to product line pruning in the Foodservice business.

•	Double-digit operating income growth reflected better alignment of prices and input costs versus the year-ago period and lower advertising spending.

OUTLOOK

“While the impact from last year’s spin-related trade inventory build was significant to our year-over-year performance this quarter, we remain on track to deliver the underlying earnings and cash flow we previously outlined,” said Kraft CFO Tim McLevish.

Kraft updated its guidance for 2013, including:

•	Organic Net Revenue growth that, consistent with previous guidance, is expected to be in line with or slightly lower than the growth of the North American food and beverage market.

•	EPS of approximately $3.58 versus approximately $3.40 previously, reflecting the additional $0.18 benefit from market-based impacts to post-employment benefit plans.

•	Free Cash Flow[4] of approximately $1.2 billion, consistent with previous guidance.

CONFERENCE CALL

Kraft will host a conference call to discuss its third quarter 2013 results today at 4 p.m. Central time.

The call will be hosted by:

•	Tony Vernon, CEO

•	Tim McLevish, EVP and CFO

•	Chris Jakubik, VP, Investor Relations

[4]	Free Cash Flow is a non-GAAP financial measure and is defined as cash flow from operations (~$1.8 billion) less capital expenditures (~$600 million). Please see the discussion of non-GAAP financial measures at the end of this press release.

Live Event Dial-in Details:

United States Dial-In: 1-888-350-0137

International Dial-In: 1-970-315-0478

Access code: 74421662

To ensure timely access, participants should dial in approximately 10 minutes before the call starts. A listen-only webcast will be available to the general public in real time on Kraft’s Web site at http://ir.kraftfoodsgroup.com.

A replay of the conference call will be available until Nov. 12, 2013, by calling 855-859-2056 from the United States and Canada, and 404-537-3406 from other locations. The access code for the replay is 74421662. An archive of the webcast will be available for one year at http://ir.kraftfoodsgroup.com, under “Events and Webcasts.”

ABOUT KRAFT FOODS GROUP

Kraft Foods Group, Inc. (NASDAQ: KRFT) is one of North America’s largest consumer packaged food and beverage companies, with annual revenues of more than $18 billion. The company has an unrivaled portfolio of products in the beverages, cheese, refrigerated meals and grocery categories. Its iconic brands include Kraft, Maxwell House, Oscar Mayer, Philadelphia, Planters, Velveeta, Capri Sun, Lunchables and JELL-O. Kraft’s 23,000 employees in the United States and Canada have a passion for making the foods and beverages people love. Kraft is a member of the Standard & Poor’s 500 and the NASDAQ-100 indices. For more information, visit www.kraftfoodsgroup.com and www.facebook.com/kraft.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. The words “deliver,” “may,” “remain,” “continue,” “will,” “expect” and similar expressions are intended to identify the forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding Kraft’s growth, progress, cost savings, Organic Net Revenue growth, EPS and Free Cash Flow. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are beyond Kraft’s control. Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, increased competition; continued consumer weakness and weakness in economic conditions; Kraft’s ability to differentiate its products from retailer and economy brands; Kraft’s ability to maintain its reputation and brand image; continued volatility and increases in commodity and other input costs; volatility of market-based impacts to post-employment benefit plans; pricing actions; increased costs of sales; regulatory or legal changes, restrictions or actions; unanticipated expenses and business disruptions; product recalls and product liability claims; unexpected safety or manufacturing issues; Kraft’s indebtedness and its ability to pay its indebtedness; Kraft’s inability to protect its intellectual property rights; tax law changes; Kraft’s ability to achieve the benefits it expects to achieve from the spin-off and to do so in a timely and cost-effective manner; and its lack of operating history as an independent, publicly traded company. For additional information on these and other factors that could affect Kraft’s forward-looking statements, see Kraft’s risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 29, 2012. Kraft disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

NON-GAAP FINANCIAL MEASURES

To supplement Kraft’s financial statements presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), Kraft presents Organic Net Revenues and Free Cash Flow, both of which are considered non-GAAP financial measures. The presentations of Organic Net Revenues and Free Cash Flow are intended to supplement investors’ understanding of Kraft’s operating results and liquidity. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Kraft’s results prepared in accordance with GAAP. In addition, the non-GAAP measures Kraft uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Kraft uses in the same way.

Kraft currently defines Organic Net Revenues as net revenues excluding the impact of transactions with Mondelēz International, acquisitions, divestitures (including the termination of a full line of business due to the loss of a licensing or distribution arrangement, and the complete exit of business out of a foreign country), currency and the 53rd week of shipments in 2011. Management believes that presenting Organic Net Revenues is useful to investors because it (i) provides investors meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view Kraft’s performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate Kraft’s historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating Kraft.

Kraft defines Free Cash Flow as cash flow from operations less capital expenditures. Management believes that Free Cash Flow is useful to investors because it reflects Kraft’s cash available for uses including investments in growth and product development and it reflects Kraft’s ability to generate cash while maintaining its fixed assets.

See the attached schedules for supplemental financial data and corresponding reconciliations of Organic Net Revenues to net revenues for the three months ended Sept. 28, 2013 and Sept. 30, 2012.

# # #

Schedule 1

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Earnings

For the Three Months Ended

(in millions of dollars, except per share data) (Unaudited)

	September 28, 2013	September 30, 2012	% Change Fav / (Unfav)

Net revenues	$4,394	$4,588	(4.2)%

Cost of sales[1,2]	2,908	3,019	3.7%

Gross profit	1,486	1,569	(5.3)%

Selling, general and administrative expenses[1,2]	601	786	23.5%

Asset impairment and exit costs[1]	15	26	42.3%

Operating income	870	757	14.9%

Interest and other expense, net	(124)	(106)	(17.0)%

Royalty income from Mondelēz International	—	13	(100.0)%

Earnings before income taxes	746	664	12.3%

Provision for income taxes	246	198	(24.2)%

Effective tax rate	33.0%	29.8%

Net earnings	$500	$466	7.3%

Per share data[3]:

Basic earnings per share	$0.84	$0.79	6.3%

Diluted earnings per share	$0.83	$0.79	5.1%

Weighted-average common shares outstanding:

Basic	595	591	(0.7)%

Diluted	600	591	(1.5)%

[1]

In the third quarter of 2013, Kraft recorded $50 million of Restructuring Program costs. This was comprised of $15 million within asset impairment and exit costs; implementation costs of $30 million within cost of sales ($16 million) and selling, general and administrative expenses ($14 million); and spin-off transition costs of $5 million within selling, general and administrative expenses. In the third quarter of 2012, Kraft recorded $54 million of Restructuring Program costs. Kraft recorded restructuring costs of $26 million within asset impairment and exit costs, and implementation costs of $28 million within cost of sales ($3 million) and selling, general and administrative expenses ($25 million). No spin-off transition costs were incurred.

[2]

In the third quarter of 2013, Kraft recorded $175 million of income related to market-based impacts of certain post-employment benefit plans. This income was recorded in cost of sales ($101 million) and selling, general and administrative expenses ($74 milllion). In the third quarter of 2012, Kraft recorded $2 million of income related to market-based impacts of certain post-employment benefit plans. This income was recorded in cost of sales ($1 million) and selling, general and administrative expenses ($1 million).

[3]

Basic and diluted earnings per share and the average number of common shares outstanding were retrospectively restated for the three months ended September 30, 2012, for the number of Kraft Foods Group shares outstanding immediately following its spin-off from Mondelēz International, Inc. on October 1, 2012.

Schedule 2

Kraft Foods Group, Inc.

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Three Months Ended

(in millions of dollars) (Unaudited)

	Reported (GAAP)	Impact of Currency	Sales to Mondelēz International	Organic (Non-GAAP)	% Change		Organic Growth Drivers
					Reported (GAAP)	Organic (Non-GAAP)	Vol /Mix		Price
September 28, 2013
Beverages	$625	$—	$—	$625	(8.0)%	(8.0)%	0.7	pp	(8.7	)pp
Cheese	922	—	(8)	914	0.9%	—	(2.3	)pp	2.3	pp
Refrigerated Meals	878	—	—	878	(0.7)%	(0.7)%	(2.1	)pp	1.4	pp
Meals & Desserts	549	—	—	549	(6.2)%	(6.2)%	(7.1	)pp	0.9	pp
Enhancers & Snack Nuts	483	—	(2)	481	(9.9)%	(10.3)%	(5.0	)pp	(5.3	)pp
Canada	474	21	(4)	491	(4.6)%	(1.2)%	—		(1.2	)pp
Other Businesses	463	2	(26)	439	(6.1)%	(6.6)%	(8.1	)pp	1.5	pp

Kraft Foods Group, Inc.	$4,394	$23	$(40)	$4,377	(4.2)%	(4.1)%	(3.1	)pp	(1.0	)pp

September 30, 2012
Beverages	$679	$—	$—	$679
Cheese	914	—	—	914
Refrigerated Meals	884	—	—	884
Meals & Desserts	585	—	—	585
Enhancers & Snack Nuts	536	—	—	536
Canada	497	—	—	497
Other Businesses	493	—	(23)	470

Kraft Foods Group, Inc.	$4,588	$—	$(23)	$4,565

Schedule 3

Kraft Foods Group, Inc.

Operating Income

For the Three Months Ended

(in millions of dollars) (Unaudited)

	Reported (GAAP)		% Change Fav / (Unfav)
	September 28, 2013	September 30, 2012
Operating Income:
Beverages	$50	$76	(34.2)%
Cheese	171	159	7.5%
Refrigerated Meals	78	114	(31.6)%
Meals & Desserts	146	171	(14.6)%
Enhancers & Snack Nuts	129	129	—
Canada	85	79	7.6%
Other Businesses	62	50	24.0%
Unrealized gains / (losses) on hedging activities	9	52
Certain post-employment benefit plan income / (costs)	171	(60)
General corporate expenses	(31)	(13)

Kraft Foods Group, Inc.	$870	$757	14.9%

Note:  In the third quarter of 2013, Kraft recorded Restructuring Program costs within segment operating income and general corporate expenses as follows: Beverages ($7 million); Cheese ($16 million); Refrigerated Meals ($6 million); Meals & Desserts ($5 million); Enhancers & Snack Nuts ($5 million); Canada ($3 million); Other Businesses ($3 million); and General corporate expenses ($5 million). In the third quarter of 2012, Kraft recorded Restructuring Program costs within segment operating income as follows: Beverages ($24 million); Cheese ($11 million); Refrigerated Meals ($6 million); Meals & Desserts ($5 million); Enhancers & Snack Nuts ($5 million); and Other Businesses ($3 million). In the third quarter of 2013, Kraft also recorded $175 million of income related to market-based impacts on certain post-employment benefit plans. In the third quarter of 2012, Kraft recorded $2 million of income related to market-based impacts on certain post-employment benefit plans.

Schedule 4

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Earnings

For the Nine Months Ended

(in millions of dollars, except per share data) (Unaudited)

	September 28, 2013	September 30, 2012	% Change Fav / (Unfav)

Net revenues	$13,623	$13,779	(1.1)%

Cost of sales[1,2]	8,732	9,172	4.8%

Gross profit	4,891	4,607	6.2%

Selling, general and administrative expenses[1,2]	1,715	2,096	18.2%

Asset impairment and exit costs[1]	99	102	2.9%

Operating income	3,077	2,409	27.7%

Interest and other expense, net	(377)	(129)	(100.0+ )%

Royalty income from Mondelēz International	—	41	(100.0)%

Earnings before income taxes	2,700	2,321	16.3%

Provision for income taxes	916	769	(19.1)%

Effective tax rate	33.9%	33.1%

Net earnings	$1,784	$1,552	14.9%

Per share data[3]:

Basic earnings per share	$2.99	$2.63	13.7%

Diluted earnings per share	$2.97	$2.63	12.9%

Average shares outstanding:

Basic	594	591	(0.5)%

Diluted	599	591	(1.4)%

[1]

In the nine months ended September 28, 2013, Kraft recorded $251 million of Restructuring Program costs. This was comprised of $99 million within asset impairment and exit costs; implementation costs of $124 million within cost of sales ($66 million) and selling, general and administrative expenses ($58 million); and spin-off transition costs of $28 million within selling, general and administrative expenses. In the nine months ended September 30, 2012, Kraft recorded $170 million of Restructuring Program costs. Kraft recorded restructuring costs of $102 million within asset impairment and exit costs, and implementation costs of $68 million within cost of sales ($39 million) and selling, general and administrative expenses ($29 million). No spin-off transition costs were incurred.

[2]

In the nine months ended September 28, 2013, Kraft recorded $779 million of income related to market-based impacts of certain post-employment benefit plans. This income was recorded in cost of sales ($451 million) and selling, general and administrative expenses ($328 million). In the nine months ended September 30, 2012, Kraft recorded $2 million of income related to market-based impacts of certain post-employment benefit plans. This income was recorded in cost of sales ($1 million) and selling, general and administrative expenses ($1 million).

[3]

Basic and diluted earnings per share and the average number of common shares outstanding were retrospectively restated for the nine months ended September 30, 2012, for the number of Kraft Foods Group shares outstanding immediately following its spin-off from Mondelēz International, Inc. on October 1, 2012.

Schedule 5

Kraft Foods Group, Inc.

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Nine Months Ended

(in millions of dollars) (Unaudited)

	Reported (GAAP)	Impact of Currency	Sales to Mondelēz International	Organic (Non-GAAP)	% Change		Organic Growth Drivers
					Reported (GAAP)	Organic (Non-GAAP)	Vol / Mix		Price
September 28, 2013
Beverages	$2,084	$—	$—	$2,084	(3.2)%	(3.2)%	3.1	pp	(6.3	)pp
Cheese	2,846	—	(41)	2,805	4.1%	2.6%	1.7	pp	0.9	pp
Refrigerated Meals	2,588	—	—	2,588	0.1%	0.1%	(1.8	)pp	1.9	pp
Meals & Desserts	1,634	—	—	1,634	(2.5)%	(2.5)%	(4.3	)pp	1.8	pp
Enhancers & Snack Nuts	1,607	—	(7)	1,600	(7.1)%	(7.5)%	(4.7	)pp	(2.8	)pp
Canada	1,496	32	(12)	1,516	2.3%	3.6%	4.6	pp	(1.0	)pp
Other Businesses	1,368	4	(52)	1,320	(5.1)%	(3.2)%	(4.4	)pp	1.2	pp

Kraft Foods Group, Inc.	$13,623	$36	$(112)	$13,547	(1.1)%	(1.1)%	(0.6	)pp	(0.5	)pp

September 30, 2012
Beverages	$2,152	$—	$—	$2,152
Cheese	2,733	—	—	2,733
Refrigerated Meals	2,585	—	—	2,585
Meals & Desserts	1,676	—	—	1,676
Enhancers & Snack Nuts	1,729	—	—	1,729
Canada	1,463	—	—	1,463
Other Businesses	1,441	—	(77)	1,364

Kraft Foods Group, Inc.	$13,779	$—	$(77)	$13,702

Schedule 6

Kraft Foods Group, Inc.

Operating Income

For the Nine Months Ended

(in millions of dollars) (Unaudited)

	Reported (GAAP)		% Change Fav / (Unfav)
	September 28, 2013	September 30, 2012
Operating Income:
Beverages	$301	$309	(2.6)%
Cheese	493	483	2.1%
Refrigerated Meals	279	338	(17.5)%
Meals & Desserts	477	537	(11.2)%
Enhancers & Snack Nuts	430	511	(15.9)%
Canada	274	223	22.9%
Other Businesses	165	133	24.1%
Unrealized gains / (losses) on hedging activities	6	58
Certain post-employment benefit plan income / (costs)	739	(159)
General corporate expenses	(87)	(24)

Kraft Foods Group, Inc.	$3,077	$2,409	27.7%

Note: In the nine months ended September 28, 2013, Kraft recorded Restructuring Program costs within segment operating income and general corporate expenses as follows: Beverages ($39 million); Cheese ($79 million); Refrigerated Meals ($32 million); Meals & Desserts ($25 million); Enhancers & Snack Nuts ($22 million); Canada ($9 million); Other Businesses ($17 million); and General corporate expenses ($28 million). In the nine months ended September 30, 2012, Kraft recorded Restructuring Program costs within segment operating income as follows: Beverages ($41 million); Cheese ($56 million); Refrigerated Meals ($17 million); Meals & Desserts ($16 million); Enhancers & Snack Nuts ($17 million); Canada ($8 million); and Other Businesses ($15 million). In the nine months ended September 28, 2013, Kraft also recorded income of $779 million related to market-based impacts on certain post-employment benefit plans. In the nine months ended September 30, 2012, Kraft recorded income of $2 million related to market-based impacts on certain post-employment benefit plans.

Schedule 7

Kraft Foods Group, Inc.

Condensed Consolidated Balance Sheets

(in millions of dollars) (Unaudited)

	September 28, 2013	December 29, 2012
ASSETS
Cash and cash equivalents	$1,231	$1,255
Receivables (net of allowances of $26 in 2013 and $28 in 2012)	1,106	1,089
Inventories, net	1,881	1,928
Deferred income taxes	428	420
Other current assets	189	131

Total current assets	4,835	4,823
Property, plant and equipment, net	4,103	4,204
Goodwill	11,301	11,346
Intangible assets, net	2,632	2,631
Other assets	255	325

TOTAL ASSETS	$23,126	$23,329

LIABILITIES
Current portion of long-term debt	$4	$5
Accounts payable	1,460	1,556
Accrued marketing	583	740
Accrued employment costs	156	194
Other current liabilities	696	1,111

Total current liabilities	2,899	3,606
Long-term debt	9,975	9,966
Deferred income taxes	678	288
Accrued pension costs	780	1,990
Accrued postretirement health care costs	3,506	3,502
Other liabilities	435	405

TOTAL LIABILITIES	18,273	19,757
EQUITY
Common Stock, no par value (5,000,000,000 shares authorized; 596,239,384 shares issued at September 28, 2013 and 592,783,696 at December 29, 2012)	—	—
Additional paid-in capital	4,390	4,240
Retained earnings / (deficit)	980	(206)
Accumulated other comprehensive losses	(489)	(460)
Treasury stock, at cost	(28)	(2)

TOTAL EQUITY	4,853	3,572

TOTAL LIABILITIES AND EQUITY	$23,126	$23,329

Schedule 8

Kraft Foods Group, Inc.

Reconciliation of GAAP to Non-GAAP Information

Free Cash Flow

For the Nine Months Ended

(in millions of dollars) (Unaudited)

September 28, 2013
Net earnings	$1,784
Depreciation	296
Receivables, net	(1)
Inventories, net	38
Accounts payable	(49)
Other	(949)

Operating cash flow	1,119
Capital expenditures	(374)

Free cash flow	$745